Exhibit 99.1

Press Release

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 34% Increase in 4th Quarter Net Income

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record operating results for the fourth quarter ended December 31, 2004. MidCarolina reported net income of $574,000 for the quarter ended December 31, 2004, an increase of 34% when compared to the $429,000 reported for the fourth quarter of 2003. Diluted earnings per share increased to $0.21 for fourth quarter 2004, compared to $0.16 in 2003.

For the twelve month period ended December 31, 2004, net income was $1.942 million, a 17% increase compared to net income of $1.663 million reported for 2003. Diluted earnings per share increased to $0.72 for the 2004, compared to $0.63 for the twelve months ended December 31, 2003.

MidCarolina reported total assets of $284.9 million at December 31, 2004, an increase of $72.3 million, or 34%, when compared to the $212.6 million reported at December 31, 2003. Total loans, net of mortgage loans held-for-sale, were $216.9 million at December 31, 2004, an increase of $38.0 million, or 21%, from levels a year ago. Deposit totals at the end of the year were $216.8 million, an increase of $64.8 million, or 43%, when compared to 2003 year-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report record operating results for the 2004 year and fourth quarter. We are very proud of the growth MidCarolina achieved in our existing markets of Alamance, Guilford and Wake counties. We are particularly pleased with our expanded operations at our Lake Point Building, located on Green Valley Road in Greensboro, North Carolina, where we converted a loan production office to a full service banking operation. This facility has exceeded our expectations. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

With total assets of $284.9 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina operates a mortgage loan origination facility in Raleigh, North Carolina. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation. MidCarolina Investments, Inc. a wholly owned subsidiary of MidCarolina Bank serves the bank’s markets with personalized dedication as a full service broker of stocks, bonds, mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended		% Change
	December 31, 2004	December 31, 2003
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$3,556	$2,510	41.7%
Interest expense	1,334	803	66.1%
Net interest income	2,222	1,707	30.2%
Provision for loan losses	318	156	103.8%
Net interest income after provision for loan losses	1,904	1,551	22.8%
Noninterest income	986	757	30.3%
Noninterest expense	2,027	1,606	26.2%
Income before income tax expense	863	702	22.9%
Provision for income taxes	289	273	5.9%
Net income	574	429	33.8%

PER SHARE DATA
Earnings per share, basic	$0.23	$0.18	27.8%
Earnings per share, diluted	0.21	0.16	31.3%

Weighted average number of common shares outstanding, basic	2,501,270	2,476,937

PERFORMANCE RATIOS
Return on average assets	0.82%	0.85%
Return on average equity	14.04%	12.08%
Efficiency ratio	63.19%	65.18%
Average equity to average assets	5.81%	7.04%
ANNUAL PERFORMANCE SUMMARY MIDCAROLINA FINANCIAL CORPORATION (Dollars in thousands, except per share and share data)
	As of / For the Year Ended		% Change
	December 31, 2004	December 31, 2003
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$12,174	$9,652	26.1%
Interest expense	4,384	3,298	32.9%
Net interest income	7,790	6,354	22.6%
Provision for loan losses	1,030	586	75.8%
Net interest income after provision for loan losses	6,760	5,768	17.2%
Noninterest income	4,141	3,575	15.8%
Noninterest expense	8,009	6,845	17.0%
Income before income tax expense	2,892	2,498	15.8%
Provision for income taxes	950	835	13.8%
Net income	1,942	1,663	16.8%

PER SHARE DATA
Earnings per share, basic	$0.78	$0.68	14.7%
Earnings per share, diluted	0.72	0.63	14.3%

Weighted average number of common shares outstanding, basic	2,495,651	2,463,359

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.77%	0.86%
Return on average equity	12.54%	12.17%
Net yield on earning assets (taxable equivalent)	2.99%	3.57%
Efficiency ratio	67.13%	68.94%
Average equity to average assets	6.12%	7.09%
Allowance for loan losses as a % of total loans, end of year	1.32%	1.41%
Non-performing assets to total assets, end of year	0.95%	0.29%
Ratio of net charge-offs to average loans outstanding	0.35%	0.09%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands)

	As of		% Change
	December 31, 2004	December 31, 2003
SELECTED BALANCE SHEET DATA
End of year balances

Total loans	$216,863	$178,913	21.2%
Allowance for loan losses	2,865	2,522	13.6%
Loans, net of allowance for loan losses	213,998	176,391	21.3%
Securities, available for sale	35,912	7,734	364.3%
Total Assets	284,888	212,561	34.0%

Deposits:
Noninterest-bearing deposits	23,667	18,877	25.4%
Interest-bearing demand and savings	59,010	38,623	52.8%
CD’s and other time deposits	134,114	94,482	41.9%
Short term debt	15,500	18,500	-16.2%
Long term debt	34,764	26,500	31.2%
Total interest-bearing liabilities	243,388	178,105	36.7%
Shareholders’ Equity	16,424	14,411	14.0%